Exhibit 99.1

ORAGENICS, INC. DIRECTOR GEORGE HAWES RESIGNS

FOR IMMEDIATE RELEASE

ALACHUA, FL (May 1, 2007) –Oragenics, Inc. (AMEX: “ONI”) today announced that George Hawes is leaving his position as a member of the Board, effective immediately. Mr. Hawes has served as a Director since December 2005 and has resigned for personal reasons. Oragenics will initiate a search to locate a suitable candidate to fill this vacancy on the Board of Directors. “On behalf of Oragenics Board and the entire management team, I wish to thank George for his dedication and efforts to help build the Company,” said Robert T. Zahradnik, president and chief executive officer of Oragenics, Inc.

Oragenics also announced that it continues to seek a suitable partner for its Probiora3™ oral probiotic technology. Dr. Zahradnik stated, “We were hopeful that a licensing deal could have been executed by mid-May, but the process has been slower than originally anticipated. Although nothing presented to date has been attractive to the Company, we continue to discuss opportunities for license or sale of this unique oral care technology with potential partners.”

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas: infectious disease and oncology. Oragenics’ core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections and obesity. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to fund our future operations and successfully develop and commercialize products using the iviGene proprietary technologies and those set forth in our most recently filed annual report on Form 10-KSB and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Robert T. Zahradnik, 386-418-4018 X222

www.oragenics.com